Form 27

Securities Act

MATERIAL CHANGE REPORT UNDER SECTION 75(2) OF THE ACT (ONTARIO)

[Section 118(1)(Alberta), Section 67(1)(B.C.) Section 81(2)(Nova Scotia) Section 84(1)(b)(Sask.-Form25)]

ITEM

1.

Reporting Issuer

CFM Corporation

460 Admiral Boulevard

Mississauga, Ontario

L5T 3A3

ITEM

2.

Date of Material Change

May 20, 2003

ITEM

3.

Press Release

A press release was issued in Mississauga, Ontario over CCNMatthews news wire service on May 20, 2003, a copy of which is attached hereto.

ITEM 4.

Summary of Material Change

See attached press release.

ITEM

5.

Full Description of Material Change

See attached press release.

ITEM 6.

Reliance on Section 75(3) of the Act (Ontario)

[118(2) (Alberta) 67(2)(B.C.) 81(3) (Nova Scotia) 84(2) (Saskatchewan)]

No reliance.

ITEM 7.

Omitted Information

None.

ITEM 8.

Senior Officer

Sonya Stark

Director, Legal Affairs, Investor Relations and Corporate Secretary

Telephone:  (905) 670-7777

ITEM 9.

Statement of Senior Officer

The foregoing accurately discloses the material change referred to herein.

Dated in the City of Mississauga, this 21st day of May 2003.

/s/SONYA STARK

________________________________________

Sonya Stark

Director, Legal Affairs, Investor Relations and Corporate Secretary

460 Admiral Boulevard

Mississauga, Ontario, L5T 3A3

Tel: (905) 670-7777

Fax: (905) 670-7915

E-mail: cfm@cfmmajestic.com

Website:  www.cfmmajestic.com

PRESS RELEASE	SYMBOL: CFM-TSE

CFM CORPORATION

ANNOUNCES POTENTIAL REVISION TO EARNINGS GUIDANCE

MISSISSAUGA, ONTARIO:  May 20, 2003 - CFM Corporation (“CFM” or the “Company”) announced today that the placement of a material amount of hearth products with a key customer will not be obtained for the current selling season due to competitive pressures.

This business was an important factor underlying the assumptions upon which the Company’s previously issued sales and earnings guidance was based.  Consequently, as a result of the loss of this business, and also as a result of the recent weakening of the U.S. dollar against the Canadian dollar, the Company is currently re-evaluating its previously issued sales and earnings guidance and believes there is a potential for its sales and earnings in the current fiscal year to be materially lower then the previously announced range of $675 million to $725 million in sales and $1.25 to $1.35 in earnings per share.

The Company expects to either confirm its previously stated guidance, or issue new guidance within the next few weeks.

* * * * *

This press release contains forward looking statements that involve certain risks and uncertainties which could cause actual results to differ materially from future results expressed or implied by such forward looking statements.  Important factors that could affect these statements include, without limitation, general economic conditions, demographics, consumer confidence and the level of housing starts, CFM’s ability to develop new products, patent protection, weather, the seasonality of the demand for CFM’s products, the seasonal buying patterns of major customers, the availability of CFM’s manufacturing capacity to respond to seasonal demand, industry capacity, product liability, relationships with certain significant customers, suppliers and employees, availability of gas and gas prices mass merchant consolidation, credit and collections, supply and cost of raw materials,  purchased  parts and labour, costs of certain employee benefits, the inability to increase selling prices as costs increase,  competition, foreign currency fluctuations and government regulation.   These factors and other risks and uncertainties are discussed in the reports and disclosure documents filed by CFM with Canadian and U.S. securities regulatory authorities and commissions.  Statements made in this press release are made as May 20, 2003 and CFM disclaims any intention or obligation to update or reverse any statements made herein, whether as a result of new information, future events or otherwise.

CFM is a leading vertically integrated manufacturer of home products and related accessories in North America and the United Kingdom.  CFM designs, develops, manufactures and distributes a line of hearth, barbeque and outdoor products and water and air purification products.  CFM maintains an ongoing program of research and development aimed at continually improving the quality, design, features and efficiency of its products.

FOR FURTHER INFORMATION CONTACT:

COLIN ADAMSON	DAVID WOOD
Chairman and Chief Executive Officer	Vice President and Chief Financial Officer
(905) 670-777	(905) 670-7777